CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Financial Statements

December 31, 2013 and 2012

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Financial Statements

December 31, 2013 and 2012

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Report of Independent Registered Public Accounting Firm

The Partners

CBRE Clarion Global Listed Infrastructure Fund, LP:

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of CBRE Clarion Global Listed Infrastructure Fund, LP (the “Partnership”), as of December 31, 2013 and 2012, and the related statements of operations, changes in partners’ capital, and the financial highlights for the year ended December 31, 2013, and the period from March 1, 2012 (commencement of operations) through December 31, 2012. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2013 and 2012, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2013 and 2012, and the results of its operations, changes in its partners’ capital and financial highlights for the year ended December 31, 2013 and the period from March 1, 2012 (commencement of operations) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Philadelphia, Pennsylvania

October 31, 2014

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

CBRE Clarion Global Listed Infrastructure Fund, LP

Portfolio of Investments

December 31, 2013

Shares		Value ($)
	Infrastructure Securities - 98.8%
	Common Stock - 87.0%
	Australia - 4.6%
62,320	Sydney Airport	211,867
63,006	Transurban Group	385,558

		597,425

	Canada - 2.0%
5,680	TransCanada Corp.	259,489

	France - 14.3%
1,800	Aeroports De Paris	204,624
11,410	Electricite de France S.A.	403,828
7,020	SES S.A. FDR A	227,609
10,850	Suez Environnement S.A.	194,732
12,520	Vinci S.A.	823,257

		1,854,050

	Germany - 1.3%
2,310	Fraport AG	173,126

	Hong Kong - 3.3%
85,000	China Gas Holdings Ltd.	124,972
68,000	COSCO Pacific Limited	93,312
14,000	Power Assets Holdings Ltd.	111,314
105,000	Zhejiang Expressway Co. Ltd.	99,262

		428,860

	Italy - 7.6%
10,400	Atlantia S.p.A.	233,732
60,200	Enel S.p.A.	263,290
52,350	Snam Rete Gas S.p.A.	293,302
39,340	Terna Rete Elettrica Nazionale S.p.A.	196,884

		987,208

	Japan - 9.9%
2,000	Central Japan Railway Co.	235,574
16,800	Chubu Electric Power Co. Inc. (a)	217,223
10,500	East Japan Railway Co.	837,163

		1,289,960

	Portugal - 1.7%
59,960	EDP-Energias de Portugal S.A.	220,599

	Spain - 2.3%
15,370	Ferrovial S.A.	297,882

	Switzerland - 1.5%
340	Flughafen Zuerich AG	199,370

	United Kingdom - 3.8%
15,290	National Grid PLC	199,555
131,160	The Renewables Infrastructure Group Limited (a)	222,123
5,960	United Utilities Group PLC	66,286

		487,964

Shares		Value ($)
	Common Stock continued
	United States - 34.7%
3,200	Ameren Corp.	115,712
4,250	American Electric Power Co. Inc.	198,645
7,220	American Tower Corp.	576,300
5,460	American Water Works Co.	230,740
6,560	CMS Energy Corporation	175,611
7,250	CSX Corporation	208,583
4,830	Dominion Resources Inc. (Virginia)	312,453
2,700	Genesee & Wyoming Inc (a)	259,335
1,800	ITC Holdings Corp.	172,476
3,220	Nextera Energy Inc	275,696
4,910	NiSource Inc.	161,441
4,450	Northeast Utilities	188,636
2,730	ONEOK Inc.	169,751
5,250	Pattern Energy Group Inc.	159,128
3,710	SBA Communications Corp. (a)	333,306
1,900	Semgroup Corp.	123,937
5,040	Spectra Energy Corp.	179,525
1,160	Targa Resources Corp.	102,277
3,330	Union Pacific Corp	559,440

		4,502,992

	Total Common Stock (cost $10,260,290)	11,298,925

	Master Limited Partnerships (“MLPs”) - 11.8%
	United States - 11.8%
2,460	Access Midstream Partners LP	139,187
5,170	Enterprise Products Partners L.P.	342,771
2,250	MarkWest Energy Partners, L.P.	148,793
6,450	Plains All American Pipeline, L.P.	333,916
2,200	Sunoco Logistics Partners L.P.	166,056
4,100	Valero Energy Partners LP (a)	141,245
4,250	Western Gas Partners LP	262,182

	Total MLPs (cost $1,424,720)	1,534,150

	Total Infrastructure Securities (cost $11,685,010)	12,833,075

	Other Assets in Excess of Liabilities - 1.2%	159,557

	Total Partners’ Capital - 100.0%	12,992,632

(a)	Non-income producing security

See accompanying notes to financial statements.

CBRE Clarion Global Listed Infrastructure Fund, LP

Portfolio of Investments

December 31, 2012

Shares		Value ($)
	Infrastructure Securities - 99.2%
	Common Stock - 93.6%
	Australia - 9.6%
6,860	Asciano Ltd.	33,189
17,500	AusNet Services	20,167
11,430	Sydney Airport	40,109
4,890	Transurban Group	30,918

		124,383

	Canada - 4.8%
700	Enbridge Inc.	30,244
690	TransCanada Corp.	32,584

		62,828

	France - 6.8%
1,000	GDF Suez S.A.	20,534
1,010	SES S.A. FDR A	28,902
820	Vinci S.A.	38,876

		88,312

	Germany - 1.0%
220	Fraport AG	12,743

	Hong Kong - 7.4%
24,000	Beijing Capital International Airport Co. Ltd.	17,185
3,000	Beijing Enterprises Holdings Ltd.	19,546
7,700	Hong Kong & China Gas Co. Ltd.	21,012
6,000	Kunlun Energy Co. Ltd.	12,525
3,000	Power Assets Holdings Ltd.	25,623

		95,891

	Italy - 4.3%
1,500	Atlantia S.p.A.	27,034
4,050	Snam Rete Gas S.p.A.	18,763
2,400	Terna Rete Elettrica Nazionale S.p.A.	9,568

		55,365

	Japan - 4.0%
1,400	Chubu Electric Power Co. Inc.	18,620
1,600	Kansai Electric Power Co. Inc. (a)	16,784
1,800	Tohoku Electric Power Co. Inc. (a)	16,717

		52,121

	Netherlands - 1.6%
290	Koninklijke Vopak N.V	20,382

	Singapore - 0.7%
17,000	Macquarie International Infrastructure Fund Ltd.	8,698

	Spain - 4.8%
2,142	Abertis Infraestructuras S.A.	35,074
1,800	Ferrovial S.A.	26,579

		61,653

	Switzerland - 1.8%
50	Flughafen Zuerich AG	23,092

	United Kingdom - 7.3%
3,400	Centrica PLC	18,437
1,480	Inmarsat PLC	14,061
2,820	National Grid PLC	32,224
410	Severn Trent PLC	10,490
400	SSE PLC	9,220
950	United Utilities Group PLC	10,400

		94,832

Shares		Value ($)
	Common Stock continued
	United States - 39.5%
1,240	American Tower Corp.	95,815
600	American Water Works Co.	22,278
1,000	Crown Castle International Corp. (a)	72,160
550	Dominion Resources Inc. (Virginia)	28,490
550	Duke Energy Corp.	35,090
400	Edison International	18,076
255	ITC Holdings Corp.	19,612
564	Kinder Morgan Inc.	19,926
520	NiSource Inc.	12,943
460	Northeast Utilities	17,977
470	ONEOK Inc.	20,092
190	PPL Corp.	5,440
560	SBA Communications Corp. (a)	39,771
250	Sempra Energy	17,735
580	Southern Co.	24,830
900	Williams Cos.	29,466
310	Wisconsin Energy Corp.	11,424
750	Xcel Energy Inc.	20,032

		511,157

	Total Common Stock (cost $1,118,710)	1,211,457

	Master Limited Partnerships (“MLPs”) - 5.6%
	United States - 5.6%
640	Enterprise Products Partners L.P.	32,051
410	Plains All American Pipeline, L.P.	18,548
200	Rose Rock Midstream LP	6,294
320	Williams Partners L.P.	15,571

	Total MLPs (cost $72,781)	72,464

	Total Infrastructure Securities (cost $1,191,491)	1,283,921

	Other Assets in Excess of Liabilities - 0.8%	11,030

	Total Partners’ Capital - 100.0%	1,294,951

(a)	Non-income producing security

See accompanying notes to financial statements.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Statements of Assets and Liabilities

As of December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
Assets
Investments in securities, at fair value (cost $11,685,010 and $1,191,491 at December 31, 2013 and 2012 respectively)	$12,833,075	$1,283,921
Cash	135,543	15,649
Dividends and interest receivable	29,354	3,576
Receivable for securities sold	—	1,805
Receivable from General Partner	49,387	5,000

Total assets	$13,047,359	$1,309,951

Liabilities
Management fee payable	$24,560	$—
Accrued professional fees	26,000	15,000
Accrued custody fees	4,167	—

Total liabilities	$54,727	$15,000

Partners’ Capital	$12,992,632	$1,294,951

Composition of Partners’ Capital
Paid in capital	$11,335,300	$1,200,000
Undistributed net investment income	218,941	28,062
Undistributed net realized gain (loss) on investments and foreign currency transactions	290,222	(25,535)
Undistributed unrealized appreciation on investments and foreign currency denominated assets and liabilities	1,148,169	92,424

Partners’ Capital	$12,992,632	$1,294,951

See accompanying notes to financial statements.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Statements of Operations

For the Year Ended December 31, 2013 and the Period from March 1, 2012 (commencement of operations) through December 31, 2012

	For the year ended December 31, 2013	For the period March 1 through December 31, 2012 *
Investment income:
Dividends (net of withholding taxes of $30,714 and $5,128 for 2013 and 2012, respectively)	$287,133	38,105
Interest	21	5

Total investment income	287,154	38,110

Expenses:
Management fee	73,280	8,083
Audit and tax fees	51,000	15,000
Custody fee	23,972	48

Total expenses	148,252	23,131

Less expense reimbursement from General Partner	(49,387)	(5,000)
Less management fee waiver	(2,590)	(8,083)

Net expenses	96,275	10,048

Net investment income	190,879	28,062

Realized and unrealized gain (loss) on investment transactions and foreign currency transactions:
Net realized gain (loss) on investment transactions	310,258	(30,499)
Net realized gain on foreign currency transactions	5,499	4,964
Net change in unrealized appreciation/depreciation of investments	1,055,635	92,430
Net change in unrealized appreciation/depreciation of foreign currency	110	(6)

Net realized and unrealized gain on investments and foreign currency	1,371,502	66,889

Net increase in partners’ capital	$1,562,381	94,951

*	Commenced operations on March 1, 2012.

See accompanying notes to financial statements.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Statements of Changes in Partners’ Capital

For the Year Ended December 31, 2013 and the Period from March 1, 2012 (commencement of operations) through December 31, 2012

	For the year ended December 31, 2013	For the period March 1 through December 31, 2012 *
Change in Partners’ Capital from Operations
Net investment income	$190,879	$28,062
Net realized gain (loss) on investment transactions and foreign currency transactions	315,757	(25,535)
Net change in unrealized appreciation of investments and foreign currency	1,055,745	92,424

Net increase in partners’ capital from operations	1,562,381	94,951

Dividends and Distributions
Distribution of net investment income	—	—
Distribution of return of capital	—	—

Total dividends and distributions	—	—

Capital share transactions
Contributions	10,135,300	1,200,000
Withdrawals	—	—

Net increase from capital share transactions	10,135,300	1,200,000

Net increase in partners’ capital	11,697,681	1,294,951
Partners’ Capital
Beginning of year and period	1,294,951	—

End of year and period	$12,992,632	$1,294,951

Undistributed net investment income at end of year and period	$218,941	$28,062

*	Commenced operations on March 1, 2012.

See accompanying notes to financial statements.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Financial Highlights

For the Year Ended December 31, 2013 and the Period from March 1, 2012 (commencement of operations) through December 31, 2012

	For the year ended December 31, 2013	For the period March 1 through December 31, 2012 *
Total investment return	20.30%	7.91	% **
Ratios and supplemental data
Partners’ Capital, end of year and period (thousands)	$12,993	$1,295
Ratios to average net assets
Expenses, after fee waivers	1.00%	0.98	% ***
Expenses, before fee waivers	1.54%	2.26	% ***
Net investment income	1.98%	2.75	% ***
Portfolio turnover rate	99.45%	66.02	% ****

*	Commenced operations on March 1, 2012
**	Total investment return has not been annualized
***	Ratios have been annualized
****	Portfolio turnover has been annualized

See accompanying notes to financial statements.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements

December 31, 2013 and 2012

(1)	Organization

CBRE Clarion Global Listed Infrastructure Fund, LP (the Partnership) is a Delaware limited partnership. The Partnership commenced operations on March 1, 2012 and is governed by a Limited Partnership Agreement (the Agreement) dated March 2012 (subsequently amended and restated effective April 1, 2013). The Partnership’s investment objective is to provide total return, consisting of capital appreciation and current income, by investing in a diversified set of infrastructure companies listed around the world.

The Partnership is managed by CBRE Clarion Securities LLC (Clarion or the General Partner) a registered investment adviser under the U.S. Investment Advisers Act of 1940. The General Partner is responsible for the management of the Partnership’s investment portfolio, administration and business affairs. The General Partner is the listed equity management arm of CBRE Global Investors, an independently operated affiliate of CBRE Group, Inc.

As of December 31, 2013 and 2012, all of the Limited Partner interests in the Partnership are owned by affiliates, including CBRE Global Investors.

(2)	Significant Accounting Policies

The following accounting policies are in accordance with U.S. generally accepted accounting principles (GAAP) for investment companies and are consistently followed by the Partnership.

(a)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(b)	Securities Valuation

Investments in securities which are traded on a securities exchange are valued at the last reported sales price, on the day of valuation, or, if no sales occurred on the valuation date, at the mean of the bid and asked prices on such date. The resulting change in unrealized appreciation or depreciation is reflected in the statement of operations. In the absence of readily ascertainable market prices or in the absence of a formal exchange, securities are valued at fair value by the General Partner. At December 31, 2013 and 2012, no security values were determined by the General Partner.

In accordance with the authoritative guidance on fair value measurements and disclosure under ASC 820, the Partnership discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurement). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 – unadjusted quoted prices in active markets for identical investments

Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

Level 3 – significant unobservable inputs (including the Partnership’s own assumptions in determining the fair value of investments)

For Level 1 inputs, the Partnership uses unadjusted quoted prices in active markets for assets and liabilities with sufficient frequency and volume to provide pricing information as the most reliable evidence of fair value. The Partnership’s Level 2 valuation techniques include inputs other than quoted prices within Level 1 that are observable for an asset or liability, either directly or indirectly. Level 2 observable inputs may include quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active in which there are few transactions, the prices are not current, or price quotations vary substantially over time or among market participants. Inputs that are observable for the asset or liability in Level 2 include factors such as interest rates, yield curves, prepayment speeds, credit risks, and default rates for similar liabilities. For Level 3 valuation techniques, the Partnership uses unobservable inputs that reflect assumptions market participants would be expected to use in pricing the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available under the circumstances.

The inputs of methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of December 31, 2013 in valuing the Partnership’s investments carried at fair value:

	Level 1	Level 2	Level 3	Total
Investments in Infrastructure Securities
Common Stocks
Australia	$597,425	$—	$—	$597,425
Canada	259,489	—	—	259,489
France	1,854,050	—	—	1,854,050
Germany	173,126	—	—	173,126
Hong Kong	428,860	—	—	428,860
Italy	987,208	—	—	987,208
Japan	1,289,960	—	—	1,289,960
Portugal	220,599	—	—	220,599
Spain	297,882	—	—	297,882
Switzerland	199,370	—	—	199,370
United Kingdom	487,964	—	—	487,964
United States	4,502,992	—	—	4,502,992

Total Common Stocks	11,298,925	—	—	11,298,925

Master Limited Partnerships
United States	1,534,150	—	—	1,534,150

Total Investments in Infrastructure Securities	$12,833,075	$—	$—	$12,833,075

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

The following is a summary of the inputs used as of December 31, 2012 in valuing the Partnership’s investments carried at fair value:

	Level 1	Level 2	Level 3	Total
Investments in Infrastructure Securities
Common Stocks
Australia	$124,383	$—	$—	$124,383
Canada	62,828	—	—	62,828
France	88,312	—	—	88,312
Germany	12,743	—	—	12,743
Hong Kong	95,891	—	—	95,891
Italy	55,365	—	—	55,365
Japan	52,121	—	—	52,121
Netherlands	20,382	—	—	20,382
Singapore	8,698	—	—	8,698
Spain	61,653	—	—	61,653
Switzerland	23,092	—	—	23,092
United Kingdom	94,832	—	—	94,832
United States	511,157	—	—	511,157

Total Common Stocks	1,211,457	—	—	1,211,457

Master Limited Partnerships
United States	72,464	—	—	72,464

Total Investments in Infrastructure Securities	$1,283,921	$—	$—	$1,283,921

During the periods ended December 31, 2013 and 2012, there have been no changes to the Partnership’s fair value methodology.

There have been no transfers between levels during the years ended December 31, 2013 and 2012.

(c)	Financial Instruments

The fair value of the Partnership’s assets and liabilities that qualify as financial instruments approximates the carrying amounts presented in the statement of assets and liabilities.

(d)	Investment Transactions

The Partnership records its investment transactions on a trade-date basis. Realized gains and losses on investment transactions are calculated using the specific-identification method. Interest income and expense are recorded on the accrual basis. Dividend income and expense are recorded on the ex-dividend date.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

(e)	Foreign Currency

The books and records of the Partnership are maintained in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the date of the financial statements. Transactions in foreign currencies are translated at the rates of exchange prevailing at the time of the transaction. Exchange gains and losses on investments are included in the Statements of Operations. The Partnership does not isolate that portion of realized or unrealized gains and losses resulting from changes in the foreign exchange rate from fluctuations arising from changes in the market prices of the investments. These gains and losses are included in net realized and unrealized gains and losses from investments on the Statements of Operations.

Net realized gains and losses on foreign currency transactions represent net foreign exchange gains or losses from foreign currency exchange contracts, disposition of foreign currencies, currency gains or losses realized between trade and settlement dates on investment transactions and the difference between the amount of investment income and foreign withholding taxes recorded on the Partnership’s books and the U.S. equivalents of the amounts actually received or paid. Net unrealized foreign currency gains and losses arise from changes in the value of assets and liabilities (other than investments in securities) at period-end, resulting from changes in the exchange rate.

(f)	Master Limited Partnerships

Entities commonly referred to as “MLPs” are generally organized under state law as limited partnerships or limited liability companies. The Fund intends to primarily invest in MLPs receiving partnership taxation treatment under the Internal Revenue Code of 1986 (the “Code”), and whose interests or “units” are traded on securities exchanges like shares of corporate stock. To be treated as a partnership for U.S. federal income tax purposes, an MLP whose units are traded on a securities exchange must receive at least 90% of its income from qualifying sources such as interest, dividends, real estate rents, gain from the sale or disposition of real property, income and gain from mineral or natural resources activities, income and gain from the transportation or storage of certain fuels, and, in certain circumstances, income and gain from commodities or futures, forwards and options with respect to commodities. Mineral or natural resources activities include exploration, development, production, processing, mining, refining, marketing and transportation (including pipelines) of oil and gas, minerals, geothermal energy, fertilizer, timber or industrial source carbon dioxide. An MLP consists of a general partner and limited partners (or in the case of MLPs organized as limited liability companies, a managing member and members). The general partner or managing member typically controls the operations and management of the MLP and has an ownership stake in the partnership. The limited partners or members, through their ownership of limited partner or member interests, provide capital to the entity, are intended to have no role in the operation and management of the entity and receive cash distributions. The MLPs themselves generally do not pay U.S. federal income taxes. Thus, unlike investors in corporate securities, direct MLP investors are generally not subject to double taxation (i.e., corporate level tax and tax on corporate dividends). Currently, most MLPs operate in the energy and/or natural resources sector.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

(3)	Cash

Cash is held at the Partnership’s custodian bank.

(4)	Management Fees

Under the terms of the Agreement, the Partnership pays the General Partner a quarterly management fee of 0.20% (0.80% annually) of the net assets of the Partnership as of the beginning of each fiscal quarter. The General Partner, in its sole discretion, may waive or reduce the management fee for limited partners that are employees or affiliates of the General Partner or for large or strategic investors. For the period March 1, 2012 to December 31, 2012, the General Partner elected to waive all management fees. For the period January 1, 2013 to March 31, 2013, the General Partner elected to waive all management fees totaling $2,590. At December 31, 2013 and 2012, management fees totaling $24,560 and $0, respectively, were payable to the General Partner.

To the extent that, in any fiscal year, the aggregate amount of operating expenses (excluding brokerage fees and commissions, borrowing costs, taxes and extraordinary expenses such as litigation) and management fees exceeds 1.00% of the average monthly net assets of the Partnership, the General Partner shall reimburse the Partnership or reduce the management fee payable in future periods for the excess amount. At December 31, 2013 and 2012, reimbursements totaling $49,387 and $5,000, respectively, were due from the General Partner.

(5)	Related-Party Transactions

The General Partner pays all overhead expenses for the Partnership in the ordinary course of business, such as rent, supplies, and compensation to personnel.

(6)	Purchases and Sales of Securities

For the year ended December 31, 2013, there were purchases and sales transactions of $19,758,687 and $9,575,426, respectively. For the period March 1, 2012 to December 31, 2012, there were purchases and sales transactions of $1,897,090 and $675,052, respectively. There were no purchases of U.S. Government securities.

(7)	Income taxes

The Partnership is classified as a partnership for income tax purposes, and therefore, no provision for income taxes has been recorded in these financial statements.

The Partnership may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income and/or capital gains earned or repatriated. Taxes are accrued and applied to net investment income, net realized gains and net unrealized gain (loss) as such income and/or gains are earned.

The Partnership remains subject to examination by U.S. federal and state jurisdictions, as well as international jurisdictions. Under the respective statute of limitations, tax years beginning in 2013 remain subject to examination by the various tax jurisdictions.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

In accordance with U.S. GAAP requirements regarding accounting for uncertainties in taxes, management has determined that the Partnership has no uncertain tax positions at December 31, 2013 and 2012 that have a material effect on the results of operations or financial position of the Partnership and would not expect any changes to this determination over the next 12 months.

The federal tax cost and aggregate gross unrealized appreciation and depreciation on investments held by the Partnership at December 31, 2013 were as follows:

Federal Tax Cost	Aggregate Gross Unrealized Appreciation	Aggregate Gross Unrealized Depreciation	Net Unrealized Appreciation
$11,603,806	$1,342,888	$(113,619)	$1,229,269

The federal tax cost and aggregate gross unrealized appreciation and depreciation on investments held by the Partnership at December 31, 2012 were as follows:

Federal Tax Cost	Aggregate Gross Unrealized Appreciation	Aggregate Gross Unrealized Depreciation	Net Unrealized Appreciation
$1,188,401	$109,675	$(14,155)	$95,520

(8)	New Issue Income

In the event that the General Partner invests the Partnership’s assets in securities that are considered to be “new issues,” as that term is defined by the Rules of the Financial Industry Regulatory Authority, Inc., as may be amended from time to time (the “FINRA Rules”), the General Partner shall be permitted to take all such actions as it deems necessary to ensure that new issues are allocated among the Partners in a manner permitted under the FINRA Rules. Accordingly, the profits and losses with respect to new issues will generally be allocated to investors in the partnership that are not restricted persons. The Partnership, however, may avail itself of a “de minimis” exemption pursuant to which a portion of any new issue profit or losses may be allocated to restricted persons. For the years ended December 31, 2013 and 2012, new issue income totaled $68,501 and $0, respectively.

(9)	Capital Share Transactions

Capital contributions generally are accepted on the first day of a calendar month.

Funds may be withdrawn from the Partnership by limited partners as of the last business day of any month pursuant to written notice which must actually be received by the Partnership at least 30 days prior to the withdrawal date.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

Profit and losses of the Partnership of each fiscal period are allocated to each limited partner in proportion to the respective capital balance as a percentage of the capital balance of the Partnership at the beginning of that fiscal period. Net profit and net loss of the Partnership are determined on the accrual basis of accounting using generally accepted accounting principles as a guideline and are deemed to include net unrealized profits and losses on investment positions as of the end of each fiscal period.

(10)	Concentrations / Risks

The Partnership concentrates its investments in the infrastructure sector. Because the Partnership concentrates its investments in infrastructure-related securities, the Partnership has greater exposure to adverse economic, regulatory, political, legal, and other conditions or events affecting the issuers of such securities. Additionally, infrastructure-related entities may be subject to regulation by various governmental authorities and may also be affected by governmental regulation of rates charged to customers, service interruption and/or legal challenges due to environmental, operational or other conditions or events and the imposition of special tariffs and changes in tax laws, regulatory policies and accounting standards.

(11)	Subsequent Events

Events or transactions that occur after the statement of assets and liabilities date but before the financial statements are available for issue are categorized as recognized or nonrecognized for financial statement purposes. The General Partner has evaluated subsequent events through October 31, 2014, the date the financial statements were available for issue. Other than as disclosed below, there were no subsequent events requiring disclosure.

For the period January 1, 2014 to October 31, 2014, the Partnership received a capital contribution of $1,006,822 and paid withdrawals of $1,000,000.

The Partnership intends to transfer substantially all of its assets to a newly-formed mutual fund, the State Street Clarion Global Infrastructure & MLP Fund (the “Acquiring Fund”), in exchange for shares of beneficial interest of the Acquiring Fund. The Acquiring Fund has been established as a portfolio series of State Street Institutional Investment Trust, and it is anticipated that the exchange transaction will take place shortly after the Acquiring Fund’s registration statement becomes effective. Immediately following the exchange transaction, the Partnership intends to distribute the Acquiring Fund shares it receives to its partners in complete liquidation of the Partnership.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Financial Statements (continued)

December 31, 2013 and 2012

General Partner (acting as investment advisor)

CBRE Clarion Securities LLC

201 King of Prussia Road, Suite 600

Radnor, PA 19087

Administrator

CBRE Clarion Securities LLC

201 King of Prussia Road, Suite 600

Radnor, PA 19087

Custodian Bank

The Northern Trust Company

50 South LaSalle Street

Chicago, IL 60603